Exhibit 10.24
AMENDMENT NO. 1
TO
INVESTMENT AGREEMENT
     Amendment No. 1 to Investment Agreement, dated effective September 26, 2007 (this “Amendment No. 1”), by and between Teknik Digital Arts, Inc., a Nevada corporation (the “Company”), and Dutchess Private Equities Fund, Ltd., a Cayman Islands exempted company (“Investor”). The Company and Investor are sometimes collectively referred to herein as the “parties.”
     WHEREAS, the parties previously entered into that certain Investment Agreement, dated as of April 27, 2007 (the “Original Investment Agreement”);
     WHEREAS, the parties desire to amend the Original Investment Agreement to correct and clarify certain terms therein;
     NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Amendment No. 1, the covenants and agreements set forth hereafter, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Investor hereby agree as follows:
     1. Section 2(G) is hereby amended by deleting the reference to “seven (7) Trading Days” in the first sentence of that provision and replacing it with “five (5) Trading Days.”
     2. Section 2(J) is hereby deleted and replaced in its entirety as follows:
          (J) LIMITATION ON AMOUNT OF OWNERSHIP. Notwithstanding anything to the contrary in this Agreement, in no event shall the Investor be required to purchase any Shares pursuant to any put if that number of Shares, which when added to the sum of the number of shares of Common Stock beneficially owned (as such term is defined under Section 13(d) of Rule 13d-3 of the 1934 Act), by the Investor, would exceed 4.99 % of the number of shares of Common Stock outstanding on the Closing Date, as determined in accordance with Rule 13d-l U) of the 1934 Act.

DUTCHESS PRIVATE EQUITIES FUND, LTD.
By:	/s/ Douglas H. Leighton
Douglas H. Leighton, Director

TEKNIK DIGITAL ARTS, INC.
By:	/s/ John Ward
John Ward, Chief Executive Officer